Exhibit 99.1

WeWork Names Andre J. Fernandez As Chief Financial Officer

NEW YORK, May 26, 2022 – WeWork Inc. (NYSE: WE) (“WeWork” or the “Company”), a leading global flexible space provider, announced today the appointment of Andre J. Fernandez as Chief Financial Officer effective June 10, 2022.

Fernandez joins WeWork with more than thirty years of experience in financial and executive leadership roles. Most recently, Fernandez served as Executive Vice President & Chief Financial Officer of NCR Corporation, an $8 billion global leader in enterprise software, services and hardware for the banking, retail and hospitality industries. Prior to NCR Corporation, he held executive positions as President & Chief Executive Officer of CBS Radio; President & Chief Operating Officer of Journal Communications and prior to that, CFO at Journal Communications; and a variety of global financial leadership roles at the General Electric Company.

Mr. Fernandez currently serves on the boards of Givewith, Sachem Acquisition Corp., and Bankroll Club LLC, and previously served as Vice Chairman of the Board of Froedtert Health, as well as on the boards of directors of both Buffalo Wild Wings Inc. and the National Association of Broadcasters. Mr. Fernandez received a Bachelor’s degree in Economics from Harvard University.

Reporting directly to WeWork’s Chairman and CEO, Sandeep Mathrani, Fernandez will be responsible for global finance functions at WeWork including accounting, internal audit, financial planning & analysis, reporting, treasury, tax, and investor relations.

Sandeep Mathrani, CEO and Chairman of WeWork, said: “As we continue to advance our efforts to lead the flex space category, I am excited to welcome Andre, a seasoned public company CFO, to WeWork’s executive team. With his demonstrated ability to balance operational excellence with financial discipline, Andre will provide instrumental leadership and direction as WeWork transitions from transformation to growth and innovation.”

Mathrani added: “We are sincerely grateful to Ben for his leadership during a critical time in the company’s transformation and wish him all the best in his future endeavors.”

Andre Fernandez said: “WeWork is a global visionary redefining the future of work, a future that focuses on creating a flexible, dynamic, and collaborative workplace environment for members and employees. Moving forward, WeWork’s key differentiation point of offering flexibility has never been more critical to companies of all sizes. I am excited to join Sandeep and the WeWork team to further this mission and continue strengthening the WeWork brand globally.”

The Company today also reaffirmed its second quarter and full-year guidance provided on May 12, 2022. In the Company’s Q1 2022 earnings release, WeWork updated its second quarter 2022 revenue guidance to $800 - 825 million, tightening the previous range of $775 - 825 million, and announced second quarter Adjusted EBITDA guidance of negative $125 to negative $175 million. The Company also updated its full year 2022 revenue guidance to $3.40 - 3.50 billion, a tightening of the $3.35 - 3.50 billion range provided previously and updated full-year 2022 Adjusted EBITDA guidance to negative $400 to negative $475 million, from negative $400 to negative $500 million provided previously. The Company’s guidance for the second quarter and the rest of the year excludes the impact of foreign exchange rate fluctuations.

Source: We Work

Category: Investor Relations

About WeWork

WeWork Inc. (NYSE: WE) was founded in 2010 with the vision to create environments where people and companies come together and do their best work. Since then, we’ve become one of the leading global flexible space providers committed to delivering technology-driven turnkey solutions, flexible spaces, and community experiences. For more information about WeWork, please visit us at wework.com.

Forward-Looking Statements

Certain statements made in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “pipeline,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Although WeWork believes the expectations reflected in any forward-looking statement are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to, WeWork’s ability to refinance, extend, restructure or repay near and intermediate term debt; its indebtedness; its ability to raise capital through equity issuances, asset sales or the incurrence of new debt; retail and credit market conditions; impairments; its liquidity demand; changes in general economic conditions, including as a result of the COVID-19 pandemic; delays in customers and prospective customers returning to the office and taking occupancy as a result of the COVID-19 pandemic and the emergence of variants leading to a parallel delay in receiving the corresponding revenue; and WeWork’s inability to implement its business plan or meet or exceed its financial projections. Forward-looking statements speak only as of the date they are made. WeWork discusses these and other risks and uncertainties in its annual and quarterly periodic reports and other documents filed with the U.S. Securities and Exchange Commission. WeWork may update that discussion in its periodic reports, but otherwise takes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

Use of Non-GAAP Financial Measure

This press release includes Adjusted EBITDA (including on a forward-looking basis), a financial measure not presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA is not a measure of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing our financial results. Therefore, this measure should not be considered in isolation or as an alternative to net loss or other measures of profitability, liquidity or performance under GAAP. You should be aware that WeWork’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. WeWork believes that this non-GAAP measure of financial results (including on a forward-looking basis) provides useful supplemental information to investors about WeWork. WeWork’s management uses forward-looking non-GAAP measures to evaluate WeWork’s projected financials and operating performance. Please see WeWork’s earnings release dated May 12, 2022 for a reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA. To the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Preliminary Financial Information

We report our financial results in accordance with GAAP. All projected financial information in this press release are preliminary and are not a comprehensive statement of our financial position and results of operations. There is no assurance that we will achieve our forecasted results with the relevant periods or otherwise.